                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 Information to be included in Statements filed pursuant to Rules 13d-1(b)(c), and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)

                                 EARTHWEB INC.
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                                (Name of Issuer)

                          Common Stock $.01 par value
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                         (Title of Class of Securities)

                                  27032 C 10 8
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                                 (CUSIP Number)

                               November 10, 1998
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            (Date of Event which Requires Filing of this Statement)


Check the appropriate space to designate the rule pursuant to which this
Schedule is filed:

                Rule 13d-1(b)
          ---
                Rule 13d-1(c)
          ---
           x    Rule 13d-1(d)
          ---

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

CUSIP No.   27032 C 10 8
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      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Murray Hidary
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      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                      (b) [ ]

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      3        SEC USE ONLY

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      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
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                     5  SOLE VOTING POWER
  NUMBER OF
                        884,698
   SHARES
             -----------------------------------------------------------------
                     6  SHARED VOTING POWER
BENEFICIALLY
                        220,915
  OWNED BY
             -----------------------------------------------------------------
                     7  SOLE DISPOSITIVE POWER
    EACH
                        884,698
  REPORTING
             -----------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER
   PERSON
                        220,915
    WITH
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      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,105,613
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     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                     [ ]

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     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               14.0%
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     12        TYPE OF REPORTING PERSON*

               IN
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

SCHEDULE 13G

ITEM 1.

        (a)  Name of Issuer:

             EarthWeb Inc.

        (b)  Address of Issuer's Principal Executive Offices:

             3 Park Avenue
             New York, NY  10016

ITEM 2.

        (a)  Name of Person Filing:

             Murray Hidary

        (b)  Address of Principal Business Office or, if none, Residence:

             3 Park Avenue
             New York, NY 10016

        (c)  Citizenship:

             USA

        (d)  Title of Class of Securities:

             Common Stock $.01 par value

        (e)  CUSIP Number:

             27032 C 10 8

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS:

        Not applicable.

ITEM 4.  OWNERSHIP.

        (a)  Amount Beneficially Owned:

             995,656

        (b)  Percent of Class: 12.6%

        (c)  Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote 884,698

             (ii)   Shared power to vote or to direct the vote 110,958

             (iii)  Sole power to dispose or to direct the disposition of
                    884,698

             (iv)   Shared power to dispose or to direct the disposition of
                    110,958

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not Applicable
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Date:  February 12, 1999

                                     /s/Murray Hidary
                              ---------------------------------------
                                               Murray Hidary